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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               AirGate PCS, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)


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                             [LOGO OF AIRGATE PCS]

                               AIRGATE PCS, INC.
                          233 Peachtree Street, N.E.
                           Harris Tower, Suite 1700
                            Atlanta, Georgia 30303


Dear AirGate Stockholder:

  It is my pleasure to invite you to AirGate PCS, Inc.'s 2000 Annual Meeting of Stockholders. This year's meeting will be held at the Marriott Marquis, 265 Peachtree Center Avenue, N.E., Atlanta, Georgia 30303 on Tuesday, January 30, 2001, at 1:00 p.m., Eastern Standard Time.

  The formal notice of the meeting follows on the next page. In addition to two items of business, we will also discuss AirGate PCS's fiscal year 2000 performance and answer your questions. Enclosed with this proxy statement are your proxy card, a postage-paid envelope to return your proxy card and AirGate PCS's 2000 Annual Report.

  Your vote is important. Whether you plan to attend the meeting or not, you may vote your shares by marking, signing, dating and mailing the enclosed proxy card in the envelop provided. If you attend the meeting and prefer to vote in person, you may do so.

  On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in AirGate PCS. I look forward to seeing you at the meeting.



                                          Sincerely,
                                          /s/ Thomas M. Dougherty
                                          Thomas M. Dougherty
                                          President and Chief Executive
                                           Officer

                             [LOGO OF AIRGATE PCS]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         DATE:   Tuesday, January 30, 2001
                         TIME:   1:00 p.m. Eastern Standard Time
                         PLACE:  Marriott Marquis
                                 265 Peachtree Center Avenue, N.E.
                                 Atlanta, Georgia 30303

The purposes of the annual meeting are:

  1. To elect two directors;

  2. To approve an employee stock purchase plan which is qualified under
Section 423 of the Internal Revenue Code of 1986; and

  3. To transact any other business that may properly come before the meeting.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote your shares by marking, signing, dating and mailing the enclosed proxy card in the envelop provided.

                                          By Order of the Board of Directors,

                                          /s/ Barbara L. Blackford
                                          Barbara L. Blackford
                                          Vice President, General Counsel and
                                          Corporate Secretary

December 20, 2000
Atlanta, Georgia

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Information About Annual Meeting..........................................   1

Proposal 1: Election of Directors.........................................   2

Meetings and Committees of the Board......................................   4

Audit Committee Report....................................................   5

Proposal 2: Approval of Employee Stock Purchase Plan......................   6

Executive Compensation....................................................   8

Security Ownership of Certain Beneficial Owners, Directors and Officers...  14

Certain Related Transactions..............................................  15

Other Information.........................................................  17

Appendix A: Audit Committee Charter....................................... A-1

Appendix B: 2001 Employee Stock Purchase Plan............................. B-1

                       INFORMATION ABOUT ANNUAL MEETING

Information About Attending the Annual Meeting

  Our annual meeting will be held on Tuesday, January 30, 2001 at the Marriott Marquis, 265 Peachtree Center Avenue, N.E., Atlanta, Georgia. The meeting will begin at 1:00 p.m. Eastern Standard Time.

Information About this Proxy Statement

  We sent you these proxy materials because our board of directors is soliciting your proxy to vote your shares at the annual meeting. If you own AirGate PCS stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of proxy materials. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all of your accounts registered in the same name and address. You may do so by contacting American Stock Transfer & Trust Company at 800-937-5499. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and is designed to assist you in voting your shares at the annual meeting.

  This proxy statement is dated December 20, 2000, and we began mailing these proxy materials to all stockholders of record at the close of business on December 27, 2000.

Information About Voting Your Shares

  Each share of AirGate PCS' common stock is entitled to one vote. As of December 11, 2000, there were 12,846,526 shares of AirGate PCS' common stock outstanding.

  You can vote in person at the annual meeting or you can vote by proxy. To vote by proxy, you should mark, sign, date and mail the enclosed proxy card in the envelope provided.

  If you vote by proxy, the individuals named on your proxy card (your proxies) will vote your shares according to your instructions. You may specify whether your shares should be voted for both, one or neither of the nominees for director and either for or against approval of the employee stock purchase plan. If you sign and return the proxy card without indicating any instructions, your shares will be voted for the election of the two nominees for director and for approval of the employee stock purchase plan.

  If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from such holder. You must follow those instructions in order for your shares to be voted. If your shares are not registered in your name and you plan to attend the annual meeting and vote your shares, you should contact the broker or agent in whose name your shares are registered to obtain a broker's proxy card so that you may bring it to the annual meeting in order to vote.

How to Revoke or Change Your Proxy

  You may revoke or change your proxy at any time before it is voted at the annual meeting. To revoke your proxy and/or change your vote, you may send a written revocation or a later-dated completed proxy card to American Stock Transfer & Trust Company by mail at 59 Maiden Lane, New York, NY 10038, or by fax at 718-234-2287 or you may attend the annual meeting and vote your shares in person.

Information for Our Employees Who Participate in the AirGate PCS 401(k) Plan

  If you are an employee of AirGate PCS who participates in our 401(k) plan, you will receive a separate proxy card for shares of common stock held in your plan account. Your proxy card will serve as voting instructions for the trustees of such plan for shares allocated to your account, as well as a proportionate number of any unallocated shares and unvoted shares in the plan. If you fail to give voting instructions to the trustees, your shares held in the 401(k) plan will be voted by the trustees in the same proportion as shares held by the trustees for which voting instructions have been received.

Quorum Requirement

  A quorum is necessary to hold a valid meeting of our stockholders. If stockholders entitled to cast a majority of all votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum at the annual meeting. A broker non-vote occurs when you fail to provide your broker voting instructions for shares they hold in "street name." Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting other items. Those items for which your broker cannot vote result in broker non-votes.

Information About Votes Necessary for Action to be Taken at the Annual Meeting

  Our stockholders will elect two directors at the annual meeting. Each director must be elected by a plurality of all votes cast at the annual meeting, meaning that the two directors with the greatest number of votes will be elected. In an uncontested election for directors, the plurality requirement is not a factor.

  Approval of the employee stock purchase plan proposal and other matters to be considered at the annual meeting require an affirmative vote of the majority of all votes cast on the matter.

  Abstentions and broker non-votes will not be counted with respect to the election of the directors or the approval of the employee stock purchase plan.

Information About Costs of Proxy Solicitation

  We will pay the costs, if any, of soliciting proxies for the annual meeting. We will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names on behalf of our stockholders to send these proxy materials to and to obtain proxies from the beneficial owners of our common stock, and we will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, our directors, officers and employees may also solicit proxies personally, by telephone or by other appropriate means.

Other Matters that may be Presented at the Annual Meeting

  The board of directors does not know of any other matter that will be presented at the annual meeting other than the election of directors and the employee stock purchase plan proposal discussed in this proxy statement. Under our bylaws, generally no business besides the proposals may be transacted at the meeting. However, if any other matter properly comes before the annual meeting, your proxies will act in their discretion.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  We have a staggered board of directors with seven members. Our board of directors is divided into three classes of directors, as nearly equal in number as possible, with one class elected each year at the annual meeting of stockholders.

  The stockholders will elect two directors at the annual meeting. Each of these director's terms lasts until the annual meeting in 2004 or until he is succeeded by another qualified director. The board of directors has nominated John R. Dillon and Robert A. Ferchat for the two director positions. Both nominees are currently directors.

  If either nominee is unavailable for election at the annual meeting, the shares represented by all valid proxies will be voted for the election of a substitute recommended by the board of directors. At this time, however, we do not know of a reason why either nominee might be unavailable to serve.

  The board unanimously recommends you vote FOR the election of the two nominees for director.

Nominees for Director

  The following information is given with respect to the nominees for election as directors at the annual meeting, as of December 11, 2000.

 Nominees to serve three years until Annual Meeting in 2004

  John R. Dillon, age 59, has served as a director of AirGate PCS since February 2000. Mr. Dillon retired from Cox Enterprises in December 1996. Prior to his retirement, Mr. Dillon was responsible for all of Cox Enterprises' corporate financial activities as well as planning and development. Mr. Dillon joined Cox Communications in 1981 as its vice president and chief financial officer. Mr. Dillon was instrumental in taking Cox Communications private in 1985 and merging it with Cox Newspapers to form Cox Enterprises at which time he was elected as its senior vice president, chief financial officer and as a member of its board of directors. Mr. Dillon's experience also includes a variety of positions at such companies as The Coca-Cola Company, Scientific Atlanta and Fuqua National. Mr. Dillon initiated numerous wireless telephony ventures and was Cox Enterprises' founding board member of Sprint PCS. Mr. Dillon holds an MBA from Harvard Business School and a BEE degree from Georgia Institute of Technology. Mr. Dillon is also a director of Ciena Corp., a manufacturer of optical networking equipment.

  Robert A. Ferchat, age 66, has served as a director of AirGate PCS since October 1999. From November 1994 to January 1999, Mr. Ferchat served as the chairman of the board of directors, president and chief executive officer of BCE Mobile Communications, a wireless telecommunications company. From January 1999 until May 1999, Mr. Ferchat was chairman of BCE Mobile Communications. Mr. Ferchat is also a director and non-executive chairman of GST Telecommunications and a director of Brookfield Properties Corp. as well as two other companies that are traded on the Toronto Exchange.

Directors Continuing in Office

  The following information is given with respect to the directors who are not nominees for election as directors at the annual meeting.

 Directors serving until Annual Meeting in 2002

  Thomas M. Dougherty, age 56, has served as a director of AirGate PCS since April 1999 and has been our president and chief executive officer since April 1999. From March 1997 to April 1999, Mr. Dougherty was a senior executive of Sprint PCS. From June 1996 to March 1997, Mr. Dougherty served as executive vice president and chief operating officer of Chase Telecommunications, a personal communications services company. Mr. Dougherty served as president and chief operating officer of Cook Inlet BellSouth PCS, L.P., a start-up wireless communications company, from November 1995 to June 1996. Prior to October 1995, Mr. Dougherty was vice president and chief operating officer of BellSouth Mobility DCS Corporation, a PCS company.

  W. Chris Blane, age 47, has served as a director of AirGate PCS since October 1998 and has been our vice president of new business development since August, 1998. In June 1995, Mr. Blane joined AirLink II LLC, an affiliate of our predecessor company, as a vice president for business development as it prepared for the C block PCS auction. Prior to 1995, Mr. Blane was the president of Metrex Corporation, which constructed the first fiber optic competitive access network in Atlanta, Georgia and which ultimately merged with MFS of Atlanta, now MCI WorldCom, Inc.

  Thomas D. Body III, age 62, has served as a director of AirGate PCS since October 1998 and has been our vice president of strategic planning since November 1998. From January 1998 to October 1998, Mr. Body served as our chief executive officer. In 1994, Mr. Body joined AirLink II LLC, an affiliate of our predecessor company, as a vice president for business development as it prepared for the C block PCS auction. From March 1988 until March 1992, Mr. Body was the chairman and chief executive officer of Metrex Corporation, which constructed the first fiber optic competitive access network in Atlanta, Georgia. In March 1992, Metrex merged with MFS of Atlanta, now MCI WorldCom, Inc. Mr. Body served as chairman and chief executive officer of MFS of Atlanta until September of 1993. From September 1993 to March 1995, Mr. Body served as a consultant to MFS of Atlanta and as president of Metrex of Alabama, which was involved in constructing a fiber-optic access network in Birmingham, Alabama.

 Directors serving until Annual Meeting in 2003

  Gill Cogan, age 48, has served as a director of AirGate PCS since October 1998. Mr. Cogan is managing partner of Lightspeed Venture Partners, formerly Weiss, Peck & Greer Venture Partners, a venture capital firm that focuses on early stage investment technology companies, and has served in such capacity since 1992. Mr. Cogan is also a director of Electronics for Imaging, Inc., an image processing company, and several privately held companies.

  Barry Schiffman, age 55, has served as a director and chairman of AirGate PCS since October 1998. Mr. Schiffman is the president and executive managing director of JAFCO America Ventures, Inc., a venture capital firm, and has held such position since 1996. From 1994 and until he joined JAFCO, he was a general partner at Weiss, Peck & Greer Venture Partners. Mr. Schiffman is also a member of the board of directors of Lightspan.com (LSPN), a public educational software company and of several other private companies.

                     MEETINGS AND COMMITTEES OF THE BOARD

  The board of directors held 13 meetings during the fiscal year ended September 30, 2000. All of the directors attended at least 75% of the board meetings held during the fiscal year. In addition, all of the directors attended at least 75% of all meetings of the board of directors' committees on which he served during the fiscal year, except Mr. Cogan, who attended less than 75% of Compensation Committee meetings as a result of unavoidable conflicts.

Committees of the Board of Directors

  Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

  Audit Committee. The Audit Committee is composed of three directors who are independent within the meaning of Nasdaq listing standards and who are otherwise qualified to serve on our Audit Committee under those standards. These members are Messrs. Ferchat (Chair), Dillon and Schiffman. The board has adopted an Audit Committee Charter, which is attached as Appendix A to this proxy statement. As described in more detail in the Audit Committee Charter, the Audit Committee provides oversight regarding our accounting, auditing and financial reporting practices. The Audit Committee met four times during fiscal year 2000.

  Compensation Committee. The Compensation Committee consists of three directors who are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code and "non-employee directors" within the meaning of
Section 16b-3 under the Securities Exchange Act of 1934. These members are Messrs. Dillon (Chair), Cogan and Ferchat. The Compensation Committee's basic responsibilities include approving the compensation strategy for our executives, approving the compensation arrangements in effect for our executives and administering our employee benefit and stock incentive plans. The Compensation Committee met four times during fiscal year 2000.

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  Nominating Committee. Our Nominating Committee consists of Messrs.
Dougherty, Cogan and Ferchat. The Nominating Committee is responsible for considering and recommending the nominees for directors to stand for election at our annual meetings of stockholders. The Nominating Committee did not meet in fiscal year 2000. The Nominating Committee will consider nominees for director who are recommended by stockholders, so long as the stockholder submits a proposal regarding a nominee at least 120 days before the date of the annual meeting at which the election for a director is to be held. For the 2002 annual meeting of stockholders, a proposal for a nominee should be submitted to our corporate secretary no later than August 22, 2001.

Directors' Compensation

  Directors' Fees. Currently, we do not pay directors' fees, meetings fees or retainers to our directors. Mr. Dillon and Mr. Ferchat were granted options to purchase 10,000 shares of our common stock at a per share exercise price of $2.00. In addition, we reimburse our directors for expenses incurred to attend meetings of the board of directors and its committees.

                            AUDIT COMMITTEE REPORT

  As mentioned above, the Audit Committee is composed of three directors who are independent within the meaning of Nasdaq listing standards and who are otherwise qualified to serve on the Audit Committee under those standards.

  Our management is responsible for our internal controls and the financial reporting process. Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. As described in more detail in the Audit Committee Charter, the Audit Committee's responsibility is to monitor and oversee these processes. It is not the duty of the Audit Committee to plan or conduct audits or to determine that AirGate PCS' financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These duties are the responsibility of management and the independent auditors.

  In this context, the Audit Committee has met and held discussions with management and the independent accountants. In particular,

    (1) The Audit Committee has reviewed and discussed AirGate PCS's audited financial statements for the fiscal year ended September 30, 2000 with management and KPMG LLP, our independent auditors;

    (2) The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61; and

    (3) The Audit Committee received disclosures from KPMG LLP regarding their independence required by Independence Standards Board Standard No. 1 and discussed with KPMG LLP their independence.

  Based on such review and discussion, the Audit Committee recommended to the board of directors that AirGate PCS's audited financial statements for the year ended September 30, 2000 be included in our Annual Report on 10-K.

AirGate PCS, Inc. Audit Committee
Robert A. Ferchat, Chair
John R. Dillon
Barry Schiffman

             PROPOSAL 2: APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

  On November 15, 2000, the board of directors adopted, subject to stockholder approval at the annual meeting, the AirGate PCS, Inc. 2001 Employee Stock Purchase Plan. The plan will become effective as of the later of (1) the date the plan is approved by our stockholders, or (2) the effective date of our registration statement on Form S-8 filed under the Securities Act of 1933 covering the shares of common stock to be issued under the plan.

  A summary of the plan is set forth below. The summary is qualified in its entirety by reference to the full text of the plan, which is attached to this proxy statement as Appendix B.

  The board of directors recommends a vote FOR the approval of the employee stock purchase plan.

  Purpose. The purpose of the plan is to enhance the proprietary interest among our employees, through ownership of AirGate common stock.

  Administration. The plan will be administered by the Compensation Committee of our board of directors. Subject to the express provisions of the plan, the committee has authority to interpret and construe the provisions of the plan, to adopt rules and regulations for administering the plan, and to make all other determinations necessary or advisable for administering the plan. The committee will select from time to time an administrator to operate and perform the day-to-day administration of the plan and maintain records of the plan.

  Stock Subject to the Plan. A maximum of 200,000 shares of common stock will be made available for purchase by participants under the plan, subject to appropriate adjustment changes in our capitalization. The shares issuable under the plan may be issued out of authorized but unissued shares or may be shares issued and later acquired by us. We may use all cash received or held by us under the plan for any corporate purpose.

  Eligibility; Grant and Exercise of Options. All of our participating employees who are regularly scheduled to work at least 20 hours each week and at least five months each calendar year are eligible to participate in the plan. As of December 1, 2000, there were approximately 372 employees eligible to participate in the plan.

  An eligible employee may elect to become a participant in the plan by filing with the administrator a request form authorizing a regular payroll deduction from the employee's paycheck. A participant's request form will remain effective from offering period to offering period until amended or canceled. Offering periods are the periods to be established by the committee from time to time, but cannot exceed 24 months. Until specified otherwise by the committee, the offering periods will be the 12-month periods beginning January 1 of each year, but the first offering period will begin on the effective date and will end on December 31, 2001. A participant's payroll deduction must be in any whole dollar amount or percentage from one to 20 percent of his or her eligible compensation. A participant may not make cash contributions or payments to the plan.

  A book account will be established for each participant, to which his or her payroll deductions will be credited, until these amounts are either withdrawn, distributed or used to purchase common stock. No interest will be credited on these cash amounts. Whole shares of common stock will be held in the participant's account until distributed.

  On the first day of each offering period each eligible employee is granted an option to purchase on the last day of the offering period the number of full and fractional shares of common stock that the cash credited to the participant's account at that time will purchase at the purchase price. An employee may not be granted an option for an offering period if immediately after the grant, he or she would own five percent or more of the total combined voting power or value of all classes of stock of AirGate PCS or any of its subsidiaries. A participant cannot receive options that, in combination with options under other plans qualified under Section 423 of the Internal Revenue Code, would result during any calendar year in the purchase of shares having an aggregate fair market value of more than $25,000. The maximum number of shares of common stock that may be purchased by any participant in the plan during any one offering period is 2,500 shares.

  Unless the cash credited to a participant's account is withdrawn or distributed, his or her option to purchase shares of common stock will be deemed to have been exercised automatically on the purchase date. The cash balance, if any, remaining in the participant's account at the end of an offering period will be refunded to the participant, without interest. The purchase price will be the lesser of 85% of the fair market value of the common stock on the first trading day of the offering period, or 85% of the fair market value of the common stock on the last trading day of the offering period.

  Options granted under the plan are not transferable except by will or by the laws of descent and distribution and are exercisable only by the participant during his or her lifetime.

  No Employment Rights. Eligibility or participation in the plan does not give any employee the right to remain an employee.

  Termination of Employment. If a participant terminates employment, the cash balance in his or her account will be returned to the participant (or his or her beneficiary in the case of the participant's death) in cash, without interest, as soon as practicable, and certificates for the shares of common stock credited to the participant's account will be distributed as soon as practicable.

  Amendment and Termination of the Plan. The committee may amend the plan at any time, but no amendment may (1) affect any right or obligation with respect to any grant previously made, unless required by law, or (2) unless previously approved by our stockholders (where such approval is necessary to satisfy the Internal Revenue Code, the rules of any stock exchange on which our common stock is listed, or the requirements necessary to meet any exemption from the application of federal securities laws), materially affect the eligibility requirements or increase the number of shares of common stock eligible for purchase under the plan. The plan may be terminated by the committee at any time. Cash balances then credited to participants' accounts will be distributed as soon as practicable, without interest.

  Federal Income Tax Consequences to AirGate and to Participants. The plan is designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The following is a general summary of the federal income tax consequences regarding the plan, based on federal tax laws and regulations as in effect on December 1, 2000. The tax consequences of participating in the plan may vary with respect to individual situations. Accordingly, participants should consult with their tax advisors in regard to the tax consequences of participating in the plan as to both federal and state income tax considerations.

  The grant or exercise of options under the plan will have no tax impact on the participant or AirGate PCS. If a participant disposes of common stock acquired under the plan after at least two years from the first day of the applicable offering period, then the participant will be deemed to have received ordinary taxable income in the calendar year of disposition in an amount equal to the lesser of (1) the original 15% discount on the share assuming the stock had been purchased on the offering date or (2) the participant's actual gain (the excess of the fair market value of the share of common stock on the day of disposition over the price paid for the share). If a participant holds common stock at the time of his or her death, the holding period requirements are automatically deemed to have been satisfied. AirGate PCS will not be allowed a deduction if the holding period requirements are satisfied. If a participant disposes of common stock before the holding period is satisfied, then the participant will be deemed to have received ordinary taxable income in the calendar year of disposition in an amount per share equal to the difference between the price paid for the share and the market value of the share on the date it was purchased. Any additional gain will be treated as long-term or short-term capital gain. AirGate PCS will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

  Benefits to Named Executive Officers and Others. Participation in the plan is voluntary. Therefore, we cannot presently determine the benefits or amounts that will be received by any person or group under the plan.

  Closing Price. The closing price of the common stock, as reported on the Nasdaq National Market on December 11, 2000, was $34.50.

                            EXECUTIVE COMPENSATION

Compensation Committee Report

 Compensation Committee Responsibilities

  The Compensation Committee's basic responsibilities include: (1) encouraging the achievement of our performance goals by providing compensation that directly relates to the performance of individual and corporate objectives;
(2) establishing compensation policies and guidelines that will attract and retain qualified personnel through an overall level of compensation opportunity that is competitive; and (3) promoting a direct relationship between compensation and company performance by facilitating executive stock ownership through stock option and other equity participation.

  In particular, the Compensation Committee reviews and recommends to the board of directors our executive compensation strategy; reviews and recommends to the board of directors compensation for the chief executive officer; reviews and recommends to the board of directors compensation for our senior executives, other than the chief executive officer and administers stock option and other compensation and benefit plans.

 Compensation Philosophy

  We operate in the extremely competitive and rapidly changing telecommunications industry. The Compensation Committee believes that compensation programs for executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the company and should be determined within a competitive framework and based on the achievement of designated financial and other performance targets, individual contributions and financial and other performance relative to that of its competitors. We have a "pay for performance" philosophy which rewards executives for long-term strategic management and enhancement of shareholder value. Within this overall philosophy, the Committee's objectives are to:

  . Offer a total compensation program that is competitive, taking into consideration the compensation practices of other companies.

  . Provide annual incentive compensation awards that take into account the company's overall performance against corporate objectives, as well as individual contributions.

  . Align the financial interests of executive officers with those of shareholders by providing significant equity-based, long-term incentives.

 Compensation Components and Process

  Our compensation program for executives consists of three key elements: (1) base salary, (2) performance based annual incentive awards and (3) long term, equity-based incentive awards.

  The Compensation Committee determines these three key elements for executives with the assistance of the company's Human Resources staff and an independent consulting firm.

  Base Salary. The Base Salary for each executive is determined at levels for comparable positions at other companies. The company's policy is to target base salaries at 50th percentile of market compensation practices.

  Annual Incentive Awards. To reinforce the attainment of our goals, the Compensation Committee believes that a substantial portion of the annual compensation of each executive should be in the form of variable incentive pay. For fiscal year 2000, certain goals were established by the chief executive officer for the company and its executives at the beginning of the fiscal year. These goals generally supported the start-up and build-out of our network. In fiscal year 2000, the company exceeded these performance targets. Awards paid to executives reflected those results, plus individual accomplishments of both corporate and functional objectives.

  Long-Term, Equity-Based Incentive Awards. The goal of our long-term, equity-based incentive awards is to align the interests of executives with shareholders and to provide each executive with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business.

  Executives who joined the company during its start-up phase were provided initial or "sign-on" grants of stock options. Each grant allows the officer to acquire shares of the company's common stock at a fixed price per share over a specified period of time. These initial grants vest over a five-year period, subject to accelerated vesting provisions upon a change of control.

  The Compensation Committee also plans to make annual awards of long-term, equity-based incentives. The Compensation Committee will determine the size of these awards with the target of providing such incentives at the 75th percentile of market compensation practices.

 CEO Compensation

  The annual base salary for Mr. Dougherty was established by the Compensation Committee on January 21, 2000. The Committee's decision was based on both Mr. Dougherty's personal performance of his duties and the salary levels paid to chief executive officers of other comparable companies. The Compensation Committee continues to assess the market data for chief executive officers of other comparable companies to ensure that Mr. Dougherty's compensation is consistent with the company's stated compensation objectives.

  On May 4, 2000, we entered into a retention bonus agreement with Mr. Dougherty. Unless Mr. Dougherty voluntarily terminates employment or is terminated for cause, he is entitled to periodic retention bonuses totaling $3.6 million, payable on specified payment dates from April 15, 2000 to January 15, 2004, which are generally quarterly. Under the terms of the retention bonus agreement, 50% of unpaid retention bonus payments would be accelerated upon a change of control of the company.

  Payments under the retention bonus agreement are not a part of, or considered in, the variable annual incentive program awards. Mr. Dougherty's 2000 fiscal year incentive compensation was based on the performance of the company in exceeding its start-up and network build-out plans. Mr. Dougherty's incentive compensation was based on the same company targets used for all executive officers and provided no dollar guarantees. During fiscal year 2000, Mr. Dougherty also received a stock option grant in lieu of a portion of his 1999 bonus in the amount of 10,000 shares at a price of $43.625.

 Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code limits AirGate's ability to deduct annual compensation in excess of $1 million paid to any of our top executive officers. This limitation generally does not apply to compensation based on performance goals if certain requirements are met. Stock option grants under the Company's Incentive Stock Plan have been designed so that any compensation deemed to be paid in connection with the exercise of option grants will qualify as performance-based compensation which is not subject to the $1 million deduction limitation. However, amounts paid under Mr. Dougherty's retention bonus agreement are subject to the Section 162(m) limitation on deductibility. It is the Committee's intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

Submitted by the Compensation Committee
John R. Dillon, Chair
Gill Cogan
Robert A. Ferchat

Summary Compensation Table

  The following table shows, the cash compensation paid by us, as well as certain other compensation paid or accrued for those years, to the chief executive officer and our four other highest paid executive officers who received compensation in excess of $100,000 ("Named Executive Officers") for the fiscal years ended September 30, 1999 and 2000, and December 31, 1998.

                           Summary Compensation Table

                                                                         Long Term
                                                                        Compensation
                                             Annual Compensation(1)        Awards
                                            ------------------------    ------------
                                                                         Securities
                                                                         underlying
                                                  Salary                options/SARs
Name and principal position                 Year   ($)    Bonus ($)          (#)
---------------------------                 ---- -------- ----------    ------------
Thomas M. Dougherty(2)....................  2000 $231,250 $1,432,125(4)       --
 President and Chief Executive Officer      1999   82,500     71,875(5)   310,000(5)
                                            1998      --         --           --

W. Chris Blane............................  2000  157,825     74,044          --
 Vice President of Business Development     1999  120,000     25,500       75,000
                                            1998  120,000        --           --

Thomas D. Body III(3).....................  2000  157,825     74,044          --
 Vice President of Strategic Planning       1999  120,000     25,550       75,000
                                            1998  120,000        --           --

Alan B. Catherall.........................  2000  160,750    105,866          --
 Chief Financial Officer                    1999   81,875     75,000       90,000
                                            1998      --         --           --

Robert E. Gourlay.........................  2000  159,720     74,805          --
 Vice President of Sprint PCS Relationship  1999  120,000     25,900       75,000
                                            1998  120,000        --           --

David C. Roberts..........................  2000  154,250    103,819          --
 Vice President of Engineering and Network  1999  118,220     24,325       75,000
 Operations                                 1998   96,000        --           --

--------
(1) Due to the change in our fiscal year from a calendar year end of December 31 to a fiscal year end of September 30, the compensation reported for each person listed in the table during both 1998 and 1999 includes an overlap of compensation for the period between September 30, 1998 through December 31, 1998.
(2)  Mr. Dougherty became our chief executive officer on April 15, 1999.
(3) Mr. Body served as our chief executive officer from January 1998 to October 1998.
(4) Includes a $202,125 performance-based annual incentive award and $1,230,000 earned in fiscal year 2000 under a retention bonus agreement, only $900,000 of which was paid during fiscal year 2000.
(5) Mr. Dougherty's bonus for the fiscal year ended September 30, 1999 consisted of a cash bonus of $71,875 and options to acquire 10,000 shares of common stock. The exercise price of the options was equal to the fair market value of the common stock on October 21, 1999, and the options are immediately exercisable.

Employment Agreements

  We have entered into an employment agreement with Thomas M. Dougherty, our chief executive officer. Mr. Dougherty's employment agreement is for a five-year term ending April 15, 2004. Mr. Dougherty is eligible under his employment agreement to receive an annual bonus of up to 50% of his base salary. Mr. Dougherty's base salary was set at $245,000 by the compensation committee of our board of directors on January 21, 2000 and under his employment agreement, Mr. Dougherty has a minimum guaranteed annual increase in his base salary of at least $20,000. Pursuant to his employment agreement, Mr. Dougherty was awarded options exercisable for 300,000 shares of common stock. Under the agreement, 25% of the awarded stock options vested on April 15, 1999 and became exercisable on April 15, 2000. The remaining 75% of the options vest in 15 equal quarterly installments beginning June 30, 2000. The exercise price of the stock options granted to Mr. Dougherty is $14.00 per share. In addition, Mr. Dougherty is eligible to participate in all employee benefit plans and policies. Mr. Dougherty's options provide for partial acceleration of vesting upon a change of control.

  The employment agreement provides that Mr. Dougherty's employment may be terminated with or without cause, as defined in the agreement, at any time. If Mr. Dougherty is terminated without cause, he is entitled to receive (1) six months base salary, plus one month's salary for each year employed, (2) all stock options vested on the date of termination and (3) six months of health and dental benefits. In the event of death of Mr. Dougherty, Mr. Dougherty's legal representative is entitled to twelve months base pay, plus a bonus of 20% of base pay. Under the employment agreement, Mr. Dougherty agreed to a restriction on his present and future employment. Mr. Dougherty agreed not to compete in the business of wireless telecommunications either directly or indirectly in our territory during his employment and for a period of 18 months after his employment is terminated.

  On May 4, 2000, we entered into a retention bonus agreement with Mr. Dougherty. Unless Mr. Dougherty voluntarily terminates employment or is terminated for cause, he is entitled to periodic retention bonuses totaling $3.6 million, payable on specified payment dates from April 15, 2000 to January 15, 2004, which are generally quarterly. In fiscal year 2000, Mr. Dougherty received a payment of $900,000 under this agreement. Under the terms of the retention bonus agreement, 50% of unpaid retention bonus payments would be accelerated upon a change of control of the company.

  Pursuant to a requirement set forth in our management agreement with Sprint PCS, we entered into employment agreements with each of our original founders,
W. Chris Blane, Thomas D. Body III, Robert E. Gourlay, David C. Roberts and Shelley L. Spencer, our former vice president of law. The agreements originally provided that, unless waived by Sprint PCS, each of the original founders (1) would not transfer, pledge or assign company stock owned by such employees, other than stock acquired through the exercise of employee stock options and (2) would not compete in the business of wireless telecommunications in our territory for a period ending five years from the date of the execution of our management agreement with Sprint PCS (July 22, 2003). These provisions of the employment agreements were waived by Sprint PCS when our network was declared network-ready by Sprint PCS and we met our minimum network coverage requirements. As a result, these restrictions are no longer of any force and effect.

  Under their employment agreements, if any of the original founders is terminated without cause, he or she is entitled to receive (1) six months base salary, plus one month's salary for each year employed, (2) stock options vested on the date of termination and (3) six months of health and dental benefits. Any unvested options granted to the original founders fully vest and become exercisable upon involuntary termination of employment of an original founder other than for cause. Under these employment agreements, cause is limited to breach of the noncompete obligations described above.

Options/SAR Grants During the Last Fiscal Year

  The following table sets forth information regarding option grants during the last fiscal year.

                    Options/SAR Grants in Last Fiscal Year

                                                                         Potential realizable
                                                                           value at assumed
                                                                         annual rates of stock
                         Number of                                        price appreciation
                         securities                                               for
                         underlying % of Total                                option term
                          options    Options                  Expiration ---------------------
Name                      granted    Granted   Exercise price    date        5%        10%
----                     ---------- ---------- -------------- ---------- ---------- ----------
Thomas M. Dougherty.....   10,000      1.7%       $43.625      10/2009   $  274,355 $  695,270

Aggregated Option Exercises and Year End Option Value Table

  The following table sets forth information concerning the value as of September 30, 2000 of options held by the Named Executive Officers.

                Aggregated Option Exercises in Last Fiscal Year
                           and FY-End Option Values

                                                        Number of securities
                                                             underlying
                                                            unexercised       Value of unexercised
                                                         options at fiscal   in-the-money options at
                                                            year end (#)     fiscal year end ($)(2)
                                                        -------------------- -----------------------
                         Shares acquired Value realized     Exercisable/          Exercisable/
Name                     on exercise (#)     ($)(1)        Unexercisable          Unexercisable
----                     --------------- -------------- -------------------- -----------------------
Thomas M. Dougherty.....      7,143         $491,974      92,857 / 210,000   $2,570,710 / $6,483,750
W. Chris Blane..........      7,142         $373,170      11,608 /  56,250   $  358,397 / $1,736,719
Thomas D. Body..........      7,142         $373,170      11,608 /  56,250   $  358,397 / $1,736,719
Alan B. Catherall.......       --              --         22,500 /  67,500   $  694,688 / $2,084,063
Robert E. Gourlay.......      7,143         $373,222      11,607 /  56,250   $  358,366 / $1,736,719
David C. Roberts........      7,143         $373,222      11,607 /  56,250   $  358,366 / $1,736,719

--------
(1) Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.
(2) The values of the unexercised in-the-money options were calculated by multiplying the number of shares of common stock underlying the options by the difference between $44.875, which was the closing market price of our common stock on September 30, 2000, and the option exercise price.

Stock Performance Graph

  The chart below compares the cumulative total shareholder return on our common stock with the cumulative total return on the Nasdaq Stock Market (U.S.) and the Nasdaq Telecommunications Index for the period commencing September 28, 1999 (the first day of trading of our common stock after our initial public offering) and ending September 30, 2000, assuming an investment of $100 and the reinvestment of any dividends.

  The base price for our common stock is the initial public offering price of $17.00 per share. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the common stock.

                             [GRAPH APPEARS HERE]

                COMPARISON OF ONE YEAR CUMULATIVE TOTAL RETURN
         AMONG AIRGATE PCS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX

                                    Cumulative Total Return
                             --------------------------------------
Name of Company               9/28/99        9/99          9/00
-------------------          ----------     ---------    ----------
AIRGATE PCS, INC.            $100.00        $146.32      $263.97
NASDAQ STOCK MARKET (U.S.)   $100.00        $ 99.58      $132.21
NASDAQ TELECOMMUNICATIONS    $100.00        $ 99.58      $179.66

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                             DIRECTOR AND OFFICERS

  On December 11, 2000, there were 12,846,526 shares of our common stock outstanding. The following table presents certain information regarding the beneficial ownership of common stock, as of December 11, 2000, with respect to:

  . each person who, to our knowledge, is the beneficial owner of 5% or more of our outstanding common stock;

  .  each of our directors;

  .  each of the Named Executive Officers; and

  .  all executive officers and directors as a group.

                                                 Number of        Percentage
                                            Shares Beneficially of Outstanding
Name and Address of Beneficial Owner(1)          Owned(2)        Common Stock
---------------------------------------     ------------------- --------------
Thomas M. Dougherty(3).....................        130,500            1.0%
W. Chris Blane(4)..........................        353,662            2.7%
Thomas D. Body III(5)......................        348,662            2.7%
Alan B. Catherall(6).......................         32,500              *
Gill Cogan(7)..............................        249,766            1.9%
John R. Dillon(8)..........................          7,500              *
Robert A. Ferchat..........................          5,000              *
Robert E. Gourlay(9).......................        219,576            1.7%
David C. Roberts(10).......................        149,896            1.1%
Barry Schiffman(11)........................         57,967              *
All executive officers and directors as a
 group (14 persons)(12)....................      1,578,279           12.0%

--------
 *   Less than one percent.
(1) Except as indicated, the address for each executive officer and director is 233 Peachtree Street, N.E., Harris Tower, Suite 1700, Atlanta, Georgia 30303.
(2) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of shares of common stock if such person has or shares voting or investment power with respect to such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.
(3) Includes 122,857 shares subject to options which are exercisable within 60 days of December 11, 2000 and 500 shares of common stock owned by Mr. Dougherty's wife.
(4) Includes 312,143 shares of common stock directly held by Mr. Blane, 20,982 shares of common stock subject to options which are exercisable within 60 days of December 11, 2000, 16,537 shares of common stock owned by Mr. Blane's spouse and 4,000 shares of common stock owned by his children.
(5) Includes 20,983 shares of common stock subject to options which are exercisable within 60 days of December 11, 2000.
(6) Includes 24,357 shares of common stock subject to options which are exercisable within 60 days of December 11, 2000.
(7) Consists of 63,255 shares of common stock held by Mr. Cogan in his individual capacity and 186,511 shares of common stock Mr. Cogan is deemed to beneficially own as managing partner of Lightspeed Venture Partners, formerly known as Weiss, Peck & Greer Venture Partners. Mr. Cogan disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in Lightspeed Venture Partners affiliated funds. Mr. Cogan's address is 555 California Street, Suite 3130, San Francisco, California 94104.

(8) Includes 5,000 shares of common stock subject to options which are exercisable within 60 days of December 11, 2000.
(9) Consists of 191,451 shares of common stock that Mr. Gourlay is deemed to beneficially own as a general partner of Robert E. Gourlay & Associates, LP and 20,982 shares of common stock subject to options which are exercisable within 60 days of December 11, 2000.
(10) Includes 20,982 shares of common stock subject to options which are exercisable within 60 days of December 11, 2000.
(11) Includes 43,070 shares of common stock held by Mr. Schiffman in his individual capacity and 14,897 shares of common stock Mr. Schiffman is deemed to beneficially own as president and executive managing director of JAFCO America Ventures, Inc. Mr. Schiffman's address is 505 Hamilton Avenue, Suite 310, Palo Alto, California 94301.
(12) Includes 259,393 shares of common stock subject to options which are exercisable within 60 days of December 11, 2000.

                         CERTAIN RELATED TRANSACTIONS

  From our inception through May 1999, we received financing from affiliates of Weiss, Peck & Greer Venture Partners and affiliates of JAFCO America Ventures, Inc. Mr. Cogan, one of our directors, is the managing partner of Lightspeed Venture Partners, formerly Weiss, Peck & Greer Venture Partners. Another of our directors, Mr. Schiffman, is president, executive managing director, chief investment officer and a member of the board of JAFCO America Ventures, Inc.

  In August 1998, we issued $1.8 million of subordinated promissory notes to the Weiss, Peck & Greer Venture Partners affiliated funds. In September 1998, we issued $3.0 million of subordinated promissory notes to the JAFCO America Ventures, Inc. affiliated funds. All of these notes provided for the conversion of the notes into preferred or common stock upon the satisfaction of certain conditions or repayment of the notes one year after their issuance.

  We also issued warrants to purchase preferred stock to the Weiss, Peck & Greer Venture Partners affiliated funds and to the JAFCO America Ventures, Inc. related funds in consideration for their financing. The warrants were to be exercised on the earlier of five years from the date of issuance or an initial public offering. In March, April and May 1999, we received an additional $1.25 million of financing from the Weiss, Peck & Greer Venture Partners affiliated funds and $1.25 million of additional financing from the JAFCO America Ventures, Inc. affiliated funds pursuant to subordinated notes. In May 1999, we consolidated the promissory notes issued to the Weiss, Peck & Greer Venture Partners affiliated funds in 1998 and 1999 for a total of $3.167 million into two subordinated promissory notes that were converted into shares of our common stock concurrently with the completion of our initial public offering at a price 48% less than the price of a share of common stock sold in that public offering. The warrants held by the Weiss, Peck & Greer Venture Partners affiliated funds were terminated. In May 1999, we issued warrants to the Weiss, Peck & Greer Venture Partners affiliated funds to purchase shares of common stock for an aggregate price of up to $2.73 million exercisable at a 25% discount to the price of a share of common stock sold in the initial public offering. The warrants are exercisable after that initial public offering for two years from the date of grant. In May 1999, we consolidated the promissory notes issued to the JAFCO America Ventures, Inc. affiliated funds for a total of $4.394 million into subordinated promissory notes that were converted into shares of our common stock concurrently with the completion of our initial public offering at a price 48% less than the price of a share of common stock sold in that public offering. The warrants held by the JAFCO America Ventures, Inc. affiliated funds were terminated. In connection with the issuance of these convertible notes, the warrants and Weiss, Peck & Greer Venture Partners affiliated funds' existing ownership interest, we entered into registration rights agreements with the Weiss, Peck & Greer Venture Partners affiliated funds and the JAFCO America Ventures, Inc. affiliated funds.

  We issued 12,533 shares of common stock to affiliates of Weiss, Peck & Greer Venture Partners and affiliates of JAFCO American Ventures, Inc. pursuant to a promissory note issued by us. The shares were issued in consideration for interest that accrued from the period June 30, 1999 to September 28, 1999.

  On July 11, 2000, all of the warrants held by Weiss, Peck & Greer Venture Partners Affiliated Funds to acquire 214,413 shares of common stock at a price of $12.75 per share were exercised. The exercise was a cashless exercise, with 40,956 shares of the 214,413 shares being surrendered in payment of the exercise price. Net of shares surrendered in payment of the exercise price, 173,457 shares of common stock were issued.

  During the year ended September 30, 2000, an affiliate of Weiss, Peck & Greer Venture Partners provided us with investment management services totaling $44,000.

                               OTHER INFORMATION

Compensation Committee Interlocks and Insider Participation

  None of the members of the Compensation Committee was an officer or employee of the company or had any relationship with us that requires disclosure under SEC regulations.

Compliance With Section 16(a) Beneficial Ownership Reporting Requirements

  Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC and the NASDAQ reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish us with a copy of all Section 16(a) forms they file.

  Based solely on a review of the copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal year 2000, all our directors, executive officers and greater than ten percent beneficial owners complied with these requirements, with the exceptions of Gill Cogan, John R. Dillon and Dennis Rabon, who each filed a Form 3 late, and Alan B. Catherall, who filed a Form 4 late.

Independent Certified Public Accountants

  KPMG LLP was our auditor during the fiscal year ended September 30, 2000. The board of directors has not yet selected auditors for the current fiscal year. A representative of KPMG LLP will be present at the annual meeting and will be available to respond to appropriate questions.

Stockholder Proposals for the Annual Meeting in 2002

  For business to be considered at next year's annual meeting, a stockholder must submit timely notice in writing to Barbara L. Blackford, Corporate Secretary, 233 Peachtree St. N.E., Suite 1700, Harris Tower, Atlanta, GA 30303. Such written notice must be received by our corporate secretary before August 22, 2001. Our by-laws, which are publicly available through our reports filed with the SEC or may be obtained from our corporate secretary upon request, state the specific requirements that must be included in any notice of business to be brought before the next annual meeting.

Availability of AirGate PCS's 10-K and Annual Report

  SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2000 (not including documents incorporated by reference) are available to any stockholder without charge upon written request to AirGate PCS, Inc. to the attention of our Corporate Secretary, Barbara L. Blackford, 233 Peachtree St. N.E., Suite 1700, Harris Tower, Atlanta, GA 30303. You may also obtain our Annual Report on Form 10-K over the Internet at the SEC's website, www.sec.gov.

                                                                     APPENDIX A

                               AIRGATE PCS, INC.
                            Audit Committee Charter

1. PURPOSE

  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance and accounting that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

  (a) Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

  (b) Review and appraise the audit efforts of the Corporation's independent accountants and internal auditors.

  (c) Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditors, and the Board of Directors.

  The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section 3 of this Charter.

2. Composition and Term of Office

  The Audit Committee shall be comprised of three or more directors, as determined by the Board. Each member of the Audit Committee must meet the independence and experience requirements of the NASDAQ Stock Market, Inc.

  The members of the Audit Committee shall be elected by the Board periodically. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership. The Secretary of the Corporation will serve as the Secretary of the Committee. The Secretary of the Corporation will prepare the minutes of each meeting of the Committee and send them to Committee members and all Directors of the Corporation who are not members of the Committee.

3. Duties and Responsibilities

  The Audit Committee shall:

  (a) Study and make recommendations to the Board of Directors with respect to audit policies and procedures and the scope and extent of audits.

  (b) Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

  (c) Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

  (d) Recommend to the Board of Directors the selection of the public accounting firm to be the Corporation's independent auditor. The Audit Committee will ensure that the independent accountants are aware that the Audit Committee and the Board, and not management, is their client.

  (e) Satisfy itself as to the professional competency of the Corporation's internal auditors and the adequacy and quality of performance of the internal auditors in discharging their responsibilities.

  (f) Review with the independent auditors and with the internal auditors, at a time when the annual audit plan is being developed, the plan's timing, scope, foreseeable issues, priorities and procedures, the coordination between the independent auditors and the internal auditors in executing the plan, the engagement team, and the proposed budget for audit fees.

  (g) Review annually the Corporation's internal auditing program and reports with the Chief Financial Officer and internal auditor.

  (h) Review with corporate management the unaudited quarterly financial results. In discharging this obligation, receive and review, if necessary, a report from the controller as to any unusual deviations from prior practice that were included in the preparation of the interim quarterly results.

  (i) Review with corporate management all major accounting policy matters involved in the preparation of interim and annual financial reports and ensure compliance with generally accepted accounting principles and that any deviations from prior practice have been reviewed with the independent auditors.

  (j) Review with corporate management the audited financial results for the year and the proposed footnotes to the financial statements as soon after the receipt of the independent auditor's opinion as possible and prior to the release of these items to the printer.

  (k) Review with the independent auditors, on completion of the annual audit, their experience, any restrictions on their work, cooperation received, significant disagreements with management, their findings and their recommendations.

  (l) Review the application of significant accounting and auditing policies, including new pronouncements, to the Corporation's financial reports and review any major changes to the Company's auditing and accounting principles and practices suggested by the independent auditor, internal auditors or management. When reviewing the financial statements of the Corporation, the Audit Committee will discuss with the independent auditors the matters required to be discussed by SAS 61.

  (m) Analyze financial reports to understand performance fluctuations between reporting periods and between reports and Plan.

  (n) Review and assess the adequacy of internal accounting procedures and controls, adequacy of insurance coverage, a code of legal and ethical business conduct and the appropriate control of confidential information, including a review with the independent auditors of their evaluation of the Corporation's internal controls and discuss significant items with management.

  (o) Obtain assurance from the independent auditor that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

  (p) Review annually the programs that the Corporation has instituted to correct any control deficiencies noted by the internal auditors or the independent auditors in their annual review.

  (q) Review the Corporation's cash management program, including investment guidelines.

  (r) Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

  (s) Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

  (t) Report annually to the Board of Directors, after the close of each fiscal year but prior to the Corporation's annual meeting of stockholders, as well as on any other occasion, whatever it deems appropriate concerning the activities of the Audit Committee.

  (u) Perform such other duties as may be required to assure compliance with applicable laws and regulations and Corporation policies, including those addressing conflicts of interest. The Audit Committee has the power to conduct and authorize investigations into matters within the Committee's scope of responsibilities. The Committee is authorized to retain independent counsel, accountants or others it needs to assist in an investigation.

  While the Audit Committee has the responsibilities and power set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's code of conduct.

4. Frequency of Meetings

  The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the internal auditors and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with Section 3 (h) above. The Chair shall also review, prior to their release, press releases regarding financial results.

5. Membership

  Unless otherwise ordered by the Board of Directors, Messrs. John Dillon, Robert Ferchat, and Barry Schiffman shall constitute the members of the Audit Committee, with Mr. Ferchat designated as Chair. All such members are deemed to be independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a member of the Audit Committee.

                                                                      APPENDIX B

                               AIRGATE PCS, INC.

                       2001 EMPLOYEE STOCK PURCHASE PLAN

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 Article I--BACKGROUND.....................................................   4

    1.1  Establishment of the Plan........................................    4
    1.2  Applicability of the Plan........................................    4
    1.3  Purpose..........................................................    4

 Article II--DEFINITIONS...................................................   4

    2.1  Administrator....................................................    4
    2.2  Board............................................................    4
    2.3  Code.............................................................    4
    2.4  Committee........................................................    4
    2.5  Common Stock.....................................................    4
    2.6  Compensation.....................................................    4
    2.7  Contribution Account.............................................    4
    2.8  Corporation......................................................    5
    2.9  Direct Registration System.......................................    5
    2.10 Effective Date...................................................    5
    2.11 Eligible Employee................................................    5
    2.12 Employee.........................................................    5
    2.13 Employer.........................................................    5
    2.14 Fair Market Value................................................    5
    2.15 Offering Date....................................................    5
    2.16 Offering Period..................................................    5
    2.17 Option...........................................................    5
    2.18 Participant......................................................    5
    2.19 Plan.............................................................    5
    2.20 Purchase Date....................................................    5
    2.21 Purchase Price...................................................    5
    2.22 Request Form.....................................................    5
    2.23 Stock Account....................................................    6
    2.24 Subsidiary.......................................................    6
    2.25 Trading Date.....................................................    6

 Article III--ELIGIBILITY AND PARTICIPATION................................   6

    3.1  Eligibility......................................................    6
    3.2  Initial Participation............................................    6
    3.3  Leave of Absence.................................................    6

 Article IV--STOCK AVAILABLE...............................................   7

    4.1  In General.......................................................    7
    4.2  Adjustment in Event of Changes in Capitalization.................    7
    4.3  Dissolution or Liquidation.......................................    7
    4.4  Merger or Asset Sale.............................................    7

 Article V--OPTION PROVISIONS..............................................   8

    5.1  Purchase Price...................................................    8
    5.2  Calendar Year $25,000 Limit......................................    8
    5.3  Offering Period Limit............................................    8

                                                                          Page
                                                                          ----

 Article VI--PURCHASING COMMON STOCK.....................................   8

    6.1 Participant's Contribution Account..............................    8
    6.2 Payroll Deductions, Dividends...................................    8
    6.3 Discontinuance..................................................    9
    6.4 Leave of Absence; Transfer of Ineligible Status.................    9
    6.5 Automatic Exercise..............................................    9
    6.6 Listing, Registration, and Qualification of Shares..............    9

 Article VII--WITHDRAWALS; DISTRIBUTIONS.................................  10

    7.1 Discontinuance of Deductions; Leave of Absence; Transfer to
        Ineligible Status...............................................   10
    7.2 In-Service Withdrawals..........................................   10
    7.3 Termination of Employment for Reasons Other Than Death..........   10
    7.4 Death...........................................................   10
    7.5 Registration....................................................   10

 Article VIII--AMENDMENT AND TERMINATION.................................  11

    8.1 Amendment.......................................................   11
    8.2 Termination.....................................................   11

 Article IX--MISCELLANEOUS...............................................  11

    9.1 Employment Rights...............................................   11
    9.2 Tax Withholding.................................................   11
    9.3 Rights Not Transferable.........................................   11
    9.4 No Repurchase of Stock by Corporation...........................   11
    9.5 Governing Law...................................................   11
    9.6 Stockholder Approval; Registration..............................   11

                               AIRGATE PCS, INC.
                       2001 EMPLOYEE STOCK PURCHASE PLAN

                                   ARTICLE I
                                  BACKGROUND

  1.1 Establishment of the Plan. AirGate PCS, Inc. (the "Corporation") hereby establishes a stock purchase plan to be known as the "AirGate PCS, Inc. 2001 Employee Stock Purchase Plan" (the "Plan"), as set forth in this document. The Plan is intended to be a qualified employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.

  1.2 Applicability of the Plan. The provisions of this Plan are applicable only to certain individuals who, on or after the Effective Date (as defined herein), are employees of the Corporation and its Subsidiaries participating in the Plan. The Committee shall indicate from time to time which of its Subsidiaries, if any, are participating in the Plan.

  1.3 Purpose. The purpose of the Plan is to enhance the proprietary interest among the employees of the Corporation and its participating subsidiaries through ownership of Common Stock of the Corporation.

                                  ARTICLE II
                                  DEFINITIONS

  Whenever capitalized in this document, the following terms shall have the respective meanings set forth below.

  2.1 Administrator. Administrator shall mean the person or persons (who may be officers or employees of the Corporation) selected by the Committee to operate the Plan, perform day-to-day administration of the Plan, and maintain records of the Plan.

  2.2 Board. Board shall mean the Board of Directors of the Corporation.

  2.3 Code. Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

  2.4 Committee. Committee shall mean a committee which consists of members of the Board and which has been designated by the Board to have the general responsibility for the administration of the Plan. Unless otherwise designated by the Board, the Compensation Committee of the Board of Directors of the Corporation shall serve as the Committee administering the Plan. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its sole and absolute discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Committee's determinations on the foregoing matters shall be conclusive and binding upon all persons.

  2.5 Common Stock. Common Stock shall mean the common stock, par value $0.01, of the Corporation.

  2.6 Compensation. Compensation shall mean, for any Participant, for any Offering Period, the Participant's gross wages for the respective period, including without limitation salary, bonus, and commission, but subject to appropriate adjustments that would exclude items such as non-cash compensation and reimbursement of moving, travel, trade or business expenses.

  2.7 Contribution Account. Contribution Account shall mean the bookkeeping account established by the Administrator on behalf of each Participant, which shall be credited with the amounts deducted from the

Participant's Compensation pursuant to Article VI. The Administrator shall establish a separate Contribution Account for each Participant for each Offering Period.

  2.8 Corporation. Corporation shall mean AirGate PCS, Inc., a Delaware corporation.

  2.9 Direct Registration System. Direct Registration System shall mean a direct registration system approved by the Securities and Exchange Commission and by the Nasdaq National Market or any securities exchange on which the Common Stock is then listed, whereby shares of Common Stock may be registered in the holder's name in book-entry form on the books of the Corporation.

  2.10 Effective Date. Effective Date shall mean the effective date of the Plan, which shall be the later to occur of (i) the date the Plan is approved by the stockholders of the Corporation, or (ii) the effective date of the Corporation's registration statement on Form S-8 filed under the Securities Act of 1933, as amended, covering the shares to be issued under the Plan.

  2.11 Eligible Employee. An Employee eligible to participate in the Plan pursuant to Section 3.1.

  2.12 Employee. Employee shall mean an individual employed by an Employer who meets the employment relationship described in Treasury Regulation Sections 1.423-2(b) and Section 1.421-7(h).

  2.13 Employer. Employer shall mean the Corporation and any Subsidiary designated by the Committee as an employer participating in the Plan.

  2.14 Fair Market Value. Fair Market Value of a share of Common Stock, as of any designated date, shall mean the closing sales price of the Common Stock on the Nasdaq National Market on such date or on the last previous date on which such stock was traded.

  2.15 Offering Date. Offering Date shall mean the first Trading Date of each Offering Period.

  2.16 Offering Period. Offering Period shall mean the period of time during which offers to purchase Common Stock are outstanding under the Plan. The Committee shall determine the length of each Offering Period, which need not be uniform; provided that that no Offering Period shall exceed twenty-four
(24) months in length. Until specified otherwise by the Committee, the Offering Periods will be the 12-month periods beginning January 1 of each year, but the initial Offering Period shall be the period beginning on the Effective Date and ending on December 31, 2001. No payroll deductions shall be taken until the Effective Date.

  2.17 Option. Option shall mean the option to purchase Common Stock granted under the Plan on each Offering Date.

  2.18 Participant. Participant shall mean any Eligible Employee who has elected to participate in the Plan under Section 3.2.

  2.19 Plan. Plan shall mean the AirGate PCS, Inc. 2001 Employee Stock Purchase Plan, as amended and in effect from time to time.

  2.20 Purchase Date. Purchase Date shall mean the last Trading Date of each Offering Period.

  2.21 Purchase Price. Purchase Price shall mean the purchase price of Common Stock determined under Section 5.1.

  2.22 Request Form. Request Form shall mean an Employee's authorization either in writing on a form approved by the Administrator or through electronic communication approved by the Administrator which specifies the Employee's payroll deduction in accordance with Section 6.2, and contains such other terms and provisions as may be required by the Administrator.

  2.23 Stock Account. Stock Account shall mean the account established by the Administrator on behalf of each Participant, which shall be credited with shares of Common Stock purchased pursuant to the Plan and dividends thereon until distributed in accordance with the terms of the Plan.

  2.24 Subsidiary. Subsidiary shall mean any present or future corporation which is a "subsidiary corporation" of the Corporation as defined in Code
Section 424(f).

  2.25 Trading Date. Trading Date shall mean a date on which shares of Common Stock are traded on the Nasdaq National Market.

  Except when otherwise indicated by the context, the definition of any term herein in the singular may also include the plural.

                                  ARTICLE III
                         ELIGIBILITY AND PARTICIPATION

  3.1 Eligibility. Each Employee who is an Employee regularly scheduled to work at least 20 hours each week and at least five months each calendar year shall be eligible to participate in the Plan as of the later of:

     (a) the Offering Date immediately following the Employee's last date of hire by an Employer; or

     (b) the Effective Date.

  On each Offering Date, Options will automatically be granted to all Employees then eligible to participate in the Plan; provided, however, that no Employee shall be granted an Option for an Offering Period if, immediately after the grant, the Employee would own stock, and/or hold outstanding options to purchase stock, possessing five percent or more of the total combined voting power or value of all classes of stock of the Corporation or any Subsidiary. For purposes of this Section, the attribution rules of Code
Section 424(d) shall apply in determining stock ownership of any Employee. If an Employee is granted an Option for an Offering Period and such Employee does not participate in the Plan for such Offering Period, such Option will be deemed never to have been granted for purposes of applying the $25,000 annual limitation described in Section 5.2.

  3.2 Initial Participation. An Eligible Employee having been granted an Option under Section 3.1 may submit a Request Form to the Administrator to participate in the Plan for an Offering Period. The Request Form shall authorize a regular payroll deduction from the Employee's Compensation for the Offering Period, subject to the limits and procedures described in Article VI. A Participant's Request Form authorizing a regular payroll deduction shall remain effective from Offering Period to Offering Period until amended or canceled under Section 6.3.

  3.3 Leave of Absence. For purposes of Section 3.1, an individual on a leave of absence from an Employer shall be deemed to be an Employee for the first 90 days of such leave, or for such longer period of time that his or her entitlement to return to work is protected by statute or agreement with the Employer, if applicable. For purposes of this Plan, such individual's employment with the Employer shall be deemed to terminate at the close of business on the 90th day of the leave, unless the individual has returned to regular employment with an Employer before the close of business on such 90th day or his entitlement to return to work is protected by statute or agreement with the employer. Termination of any individual's leave of absence by an Employer, other than on account of a return to employment with an Employer, shall be deemed to terminate an individual's employment with the Employer for all purposes of the Plan.

                                  ARTICLE IV
                                STOCK AVAILABLE

  4.1 In General. Subject to the adjustments in Sections 4.2 and 4.3, an aggregate of 200,000 shares of Common Stock shall be available for purchase by Participants pursuant to the provisions of the Plan. These shares may be authorized and unissued shares or may be shares issued and subsequently acquired by the Corporation. If an Option under the Plan expires or terminates for any reason without having been exercised in whole or part, the shares subject to such Option that are not purchased shall again be available for subsequent Option grants under the Plan. If the total number of shares of Common Stock for which Options are exercised on any Purchase Date exceeds the maximum number of shares then available under the Plan, the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable; and the balance of the cash credited to Participants' Contribution Accounts shall be distributed to the Participants as soon as practicable.

  4.2 Adjustment in Event of Changes in Capitalization. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Corporation's capitalization, or other distribution with respect to holders of the Corporation's Common Stock other than normal cash dividends, an automatic adjustment shall be made in the number and kind of shares as to which outstanding Options or portions thereof then unexercised shall be exercisable and in the available shares set forth in Section 4.1, so that the proportionate interest of the Participants shall be maintained as before the occurrence of such event. This adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of such Options and with a corresponding adjustment in the Purchase Price per share; provided, however, that in no event shall any adjustment be made that would cause any Option to fail to qualify as an option pursuant to an employee stock purchase plan within the meaning of Section 423 of the Code.

  4.3 Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Corporation, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the "New Purchase Date"), and shall terminate immediately prior to the consummation of the dissolution or liquidation, unless otherwise provided by the Committee. The Corporation shall notify each Participant, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date has been changed to the New Purchase Date and that the Participant's Option shall be exercised automatically on the New Purchase Date, unless the Participant has withdrawn from the Offering Period, as provided in Section 6.3 hereof, prior to the New Purchase Date.

  4.4 Merger or Asset Sale. In the event of a reorganization, merger, or consolidation of the Corporation with one or more corporations in which the Corporation is not the surviving corporation (or survives as a direct or indirect subsidiary of other such other constituent corporation or its parent), or upon a sale of substantially all of the property or stock of the Corporation to another corporation, then, in the discretion of the Board or the Committee, (i) each outstanding Option shall be assumed, or an equivalent option substituted, by the successor corporation or its parent, or (ii) the Offering Period then in progress shall be shortened by setting a New Purchase Date, which shall be before the date of the proposed transaction. If the Committee sets a New Purchase Date, the Corporation shall notify each Participant, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date has been changed to the New Purchase Date and that the Participant's Option shall be exercised automatically on the New Purchase Date, unless the Participant has withdrawn from the Offering Period, as provided in Section 6.3 hereof, prior to the New Purchase Date. In lieu of the foregoing, the Committee may terminate the Plan in accordance with Section 8.2.

                                   ARTICLE V
                               OPTION PROVISIONS

  5.1 Purchase Price. The Purchase Price of a share of Common Stock purchased for a Participant pursuant to each exercise of an Option shall be the lesser of:

     (a) 85 percent of the Fair Market Value of a share of Common Stock on the Offering Date; or

     (b) 85 percent of the Fair Market Value of a share of Common Stock on the Purchase Date.

  5.2 Calendar Year $25,000 Limit. Notwithstanding anything else contained herein, no Employee may be granted an Option for any Offering Period which permits such Employee's rights to purchase Common Stock under this Plan and any other qualified employee stock purchase plan (within the meaning of Code
Section 423) of the Corporation and its Subsidiaries to accrue at a rate which exceeds $25,000 of Fair Market Value of such Common Stock for each calendar year in which an Option is outstanding at any time. For purposes of this Section, Fair Market Value shall be determined as of the Offering Date.

  5.3 Offering Period Limit. Notwithstanding anything else contained herein, the maximum number of shares of Common Stock that an Eligible Employee may purchase in any Offering Period is 2,500 shares.

                                  ARTICLE VI
                            PURCHASING COMMON STOCK

  6.1 Participant's Contribution Account. The Administrator shall establish a book account in the name of each Participant for each Offering Period. As discussed in Section 6.2 below, a Participant's payroll deductions shall be credited to the Participant's Contribution Account, without interest, until such cash is withdrawn, distributed, or used to purchase Common Stock as described below.

  During such time, if any, as the Corporation participates in a Direct Registration System, shares of Common Stock acquired upon exercise of an Option shall be directly registered in the name of the Participant. If the Corporation does not participate in a Direct Registration System, then until distribution is requested by a Participant pursuant to Article VII, stock certificates evidencing the Participant's shares of Common Stock acquired upon exercise of an Option shall be held by the Corporation as the nominee for the Participant. These shares shall be credited to the Participant's Stock Account. Certificates shall be held by the Corporation as nominee for Participants solely as a matter of convenience. A Participant shall have all ownership rights as to the shares credited to his or her Stock Account, and the Corporation shall have no ownership or other rights of any kind with respect to any such certificates or the shares represented thereby.

  All cash received or held by the Corporation under the Plan may be used by the Corporation for any corporate purpose. The Corporation shall not be obligated to segregate any assets held under the Plan.

  6.2 Payroll Deductions; Dividends.

  (a) Payroll Deductions. By submitting a Request Form at any time before an Offering Period in accordance with rules adopted by the Committee, an Eligible Employee may authorize a payroll deduction to purchase Common Stock under the Plan for the Offering Period. The payroll deduction shall be effective on the first pay period during the Offering Period commencing after receipt of the Request Form by the Administrator. The payroll deduction shall be in any whole dollar amount or percentage up to a maximum of twenty percent (20%) of such Employee's Compensation payable each pay period, and at any other time an element of Compensation is payable. A Participant's payroll deduction shall not be less than one percent (1%) of such Employee's Compensation payable each payroll period.

  (b) Dividends. Cash or stock dividends paid on Common Stock which is credited to a Participant's Stock Account as of the dividend payment date shall be credited to the Participant's Stock Account and paid or distributed to the Participant as soon as practicable.

  6.3 Discontinuance. A Participant may discontinue his or her payroll deductions for an Offering Period by filing a new Request Form with the Administrator. This discontinuance shall be effective on the first pay period commencing at least 15 days after receipt of the Request Form by the Administrator. A Participant who discontinues his or her payroll deductions for an Offering Period may not resume participation in the Plan until the following Offering Period.

  Any amount held in the Participant's Contribution Account for an Offering Period after the effective date of the discontinuance of his or her payroll deductions will either be refunded or used to purchase Common Stock in accordance with Section 7.1.

  6.4 Leave of Absence; Transfer to Ineligible Status. If a Participant either begins a leave of absence, is transferred to employment with a Subsidiary not participating in the Plan, or remains employed with an Employer but is no longer eligible to participate in the Plan, the Participant shall cease to be eligible for payroll deductions to his or her Contribution Account pursuant to
Section 6.2. The cash standing to the credit of the Participant's Contribution Account shall become subject to the provisions of Section 7.1.

  If the Participant returns from the leave of absence before being deemed to have ceased employment with the Employer under Section 3.3, or again becomes eligible to participate in the Plan, the Request Form, if any, in effect immediately before the leave of absence or disqualifying change in employment status shall be deemed void and the Participant must again complete a new Request Form to resume participation in the Plan.

  6.5 Automatic Exercise. Unless the cash credited to a Participant's Contribution Account is withdrawn or distributed as provided in Article VII, his or her Option shall be deemed to have been exercised automatically on each Purchase Date, for the purchase of the number of full and fractional shares of Common Stock which the cash credited to his or her Contribution Account at that time will purchase at the Purchase Price. Any other cash balance remaining in the Participant's Contribution Account at the end of an Offering Period shall be refunded to the Participant, without interest. The amount of cash that may be used to purchase shares of Common Stock may not exceed the Compensation restrictions set forth in Section 6.2 or the applicable limitations of Sections 5.2.or 5.3.

  Except as provided in the preceding paragraph, if the cash credited to a Participant's Contribution Account on the Purchase Date exceeds the applicable Compensation restrictions of Section 6.2 or exceeds the amount necessary to purchase the maximum number of shares of Common Stock available during the Offering Period under the applicable limitations of Section 5.2 or Section 5.3, such excess cash shall be refunded to the Participant. Except as provided in the preceding paragraph, the excess cash may not be used to purchase shares of Common Stock nor retained in the Participant's Contribution Account for a future Offering Period.

  Each Participant shall receive a statement on not less than an annual basis indicating the number of shares credited to his or her Stock Account, if any, under the Plan.

  6.6 Listing, Registration, and Qualification of Shares. The granting of Options for, and the sale and delivery of, Common Stock under the Plan shall be subject to the effecting by the Corporation of any listing, registration, or qualification of the shares subject to that Option upon any securities exchange or under any federal or state law, or the obtaining of the consent or approval of any governmental regulatory body deemed necessary or desirable for the issuance or purchase of the shares covered.

                                  ARTICLE VII
                          WITHDRAWALS; DISTRIBUTIONS

  7.1 Discontinuance of Deductions; Leave of Absence; Transfer to Ineligible Status. In the event of a Participant's complete discontinuance of payroll deductions under Section 6.3 or a Participant's leave of absence or transfer to an ineligible status under Section 6.4, the cash balance then standing to the credit of the Participant's Contribution Account shall be--

     (a) returned to the Participant, in cash, without interest, as soon as practicable, upon the Participant's written request received by the Administrator at least 30 days before the next Purchase Date; or

     (b) held under the Plan and used to purchase Common Stock for the Participant under the automatic exercise provisions of Section 6.5.

  7.2 In-Service Withdrawals. During such time, if any, as the Corporation participates in a Direct Registration System, shares of Common Stock acquired upon exercise of an Option shall be directly registered in the name of the Participant and the Participant may withdraw certificates in accordance with the applicable terms and conditions of such Direct Registration System. If the Corporation does not participate in a Direct Registration System, a Participant may, while an Employee of the Corporation or any Subsidiary, withdraw certificates for some or all of the shares of Common Stock credited to his or her Stock Account at any time, upon 30 days' written notice to the Administrator. If a Participant requests a distribution of only a portion of the shares of Common Stock credited to his or her Stock Account, the Administrator will distribute the oldest securities held in the Participant's Stock Account first, using a first in-first out methodology. The Administrator may at any time distribute certificates for some or all of the shares of Common Stock credited to a Participant's Stock Account, whether or not the Participant so requests.

  7.3 Termination of Employment for Reasons Other Than Death. If a Participant terminates employment with the Corporation and the Subsidiaries for reasons other than death, the cash balance in the Participant's Contribution Account shall be returned to the Participant in cash, without interest, as soon as practicable. Certificates for the shares of Common Stock credited to his or her Stock Account shall be distributed to the Participant as soon as practicable, unless the Corporation then participates in a Direct Registration System, in which case, the Participant shall be entitled to evidence of ownership of such shares in such form as the terms and conditions of such Direct Registration System permit.

  7.4 Death. In the event a Participant dies, the cash balance in his or her Contribution Account shall be distributed to the Participant's estate, in cash, without interest, as soon as practicable. Certificates for the shares of Common Stock credited to the Participant's Stock Account shall be distributed to the estate as soon as practicable, unless the Corporation then participates in a Direct Registration System, in which case, the estate shall be entitled to evidence of ownership of such shares in such form as the terms and conditions of such Direct Registration System permit.

  7.5 Registration. Whether represented in certificate form or by direct registration pursuant to a Direct Registration System, shares of Common Stock acquired upon exercise of an Option shall be directly registered in the name of the Participant or, if the Participant so indicates on the Request Form,
(a) in the Participant's name jointly with a member of the Participant's family, with the right of survivorship, (b) in the name of a custodian for the Participant (in the event the Participant is under a legal disability to have stock issued in the Participant's name), (c) in a manner giving effect to the status of such shares as community property, or (d) in street name for the benefit of any of the above with a broker designated by the Participant. No other names may be included in the Common Stock registration. The Corporation shall pay all issue or transfer taxes with respect to the issuance or transfer of shares of such Common Stock, as well as all fees and expenses necessarily incurred by the Corporation in connection with such issuance or transfer.

                                 ARTICLE VIII
                           AMENDMENT AND TERMINATION

  8.1 Amendment. The Committee shall have the right to amend or modify the Plan, in full or in part, at any time and from time to time; provided, however, that no amendment or modification shall:

     (a) affect any right or obligation with respect to any grant previously made, unless required by law, or

     (b) unless previously approved by the stockholders of the Corporation, where such approval is necessary to satisfy federal securities laws, the Code, or rules of any stock exchange on which the Corporation's Common Stock is listed:

       (1) in any manner materially affect the eligibility requirements set forth in Sections 3.1 and 3.3, or change the definition of Employer as set forth in Section 2.13, or

       (2) increase the number of shares of Common Stock subject to any options issued to Participants (except as provided in Sections 4.2 and 4.3).

  8.2 Termination. The Committee may terminate the Plan at any time in its sole and absolute discretion. The Plan shall be terminated by the Committee if at any time the number of shares of Common Stock authorized for purposes of the Plan is not sufficient to meet all purchase requirements, except as specified in Section 4.1.

  Upon termination of the Plan, the Administrator shall give notice thereof to Participants and shall terminate all payroll deductions. Cash balances then credited to Participants' Contribution Accounts shall be distributed as soon as practicable, without interest.

                                  ARTICLE IX
                                 MISCELLANEOUS

  9.1 Employment Rights. Neither the establishment of the Plan, nor the grant of any Options thereunder, nor the exercise thereof shall be deemed to give to any Employee the right to be retained in the employ of the Corporation or any Subsidiary or to interfere with the right of the Corporation or any Subsidiary to discharge any Employee or otherwise modify the employment relationship at any time.

  9.2 Tax Withholding. The Administrator may make appropriate provisions for withholding of federal, state, and local income taxes, and any other taxes, from a Participant's Compensation to the extent the Administrator deems such withholding to be legally required.

  9.3 Rights Not Transferable. Rights and Options granted under this Plan are not transferable by the Participant other than by will or by the laws of descent and distribution and are exercisable only by the Participant during his or her lifetime.

  9.4 No Repurchase of Stock by Corporation. The Corporation is under no obligation to repurchase from any Participant any shares of Common Stock acquired under the Plan.

  9.5 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware except to the extent such laws are preempted by the laws of the United States.

  9.6 Stockholder Approval; Registration. The Plan was adopted by the Board of Directors of the Corporation on November 15, 2000 to be effective as of the Effective Date, provided that no payroll deductions may begin until a registration statement on Form S-8 filed under the Securities Act of 1933, as amended, covering the shares to be issued under the Plan, has become effective. The Plan is subject to approval by the stockholders of the Corporation within 12 months of approval by the Board of Directors.

                          * * * * * * * * * * * * * *

  The foregoing is hereby acknowledged as being the AirGate PCS, Inc. 2001 Employee Stock Purchase Plan as adopted by the Board of Directors of the Corporation on November 15, 2000.

                                          AIRGATE PCS, INC.

                                                  /s/ Thomas M. Dougherty
                                          By___________________________________
                                          Its: President and Chief Executive
                                                          Officer

                                REVOCABLE PROXY
                               AIRGATE PCS, INC.
                        ANNUAL MEETING OF STOCKHOLDERS

                               JANUARY 30, 2001
                        1:00 P.M. EASTERN STANDARD TIME

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Barbara L. Blackford, Alan Catherall and Thomas M. Dougherty, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of AirGate PCS, Inc. which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on January 30, 2001, at 1:00 p.m. Eastern Standard Time, at the Marriott Marquis, 265 Peachtree Center Avenue, N.E., Atlanta, Georgia, and at any and all adjournments thereof, as set forth on the reverse side.

     This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the nominees for directors specified and FOR the adoption of the employee stock purchase plan. If any other business is presented at the annual meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the annual meeting.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

[X]   Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED NOMINEES AND "FOR" THE ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN.

1. The election as Directors of all nominees listed (with the exception of those nominees indicated below).

                                   VOTE
                     FOR         WITHHELD

                     [ ]           [ ]

          Nominees: John R. Dillon and Robert A. Ferchat

INSTRUCTION: To withhold your vote for any individual nominee for director, write that nominee's name on the line provided below:

_______________________________________________________________________________


2.  The approval of the Employee Stock Purchase Plan.

                     FOR         AGAINST         ABSTAIN

                     [ ]           [ ]             [ ]


The undersigned acknowledges receipt from AirGate prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and of a proxy statement dated December 20, 2000 and of the Annual Report to Stockholders.


PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature of Stockholder __________________________________ Date _______________

Signature of Stockholder  _________________________________ Date _______________

NOTE: Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.